EXHIBIT 2


                     SUBSCRIPTION AND UNDERWRITING AGREEMENT


                                   dated as of
                               September 27, 2002




                                 by and between

CENTERPULSE LTD.,

Andreasstrasse 15
8050 Zurich, Switzerland

(hereinafter the "COMPANY")


and


UBS AG,

acting through its business group UBS Warburg
Europastrasse 1
8152 Opfikon, Switzerland

(hereinafter the "GLOBAL COORDINATOR")


and


INCENTIVE CAPITAL AG

Baarerstrasse 8
6300 Zug, Switzerland

(hereinafter "INCENTIVE")

(InCentive and the Global Coordinator together referred to as the "UNDERWRITERS")


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
--------------------------------------------------------------------------------

WHEREAS, the Company proposes to conduct a capital increase with a rights offering to its existing shareholders (Kapitalerhohung mit Bezugsangebot an die bisherigen Aktionare) (the "OFFERING") pursuant to which the holders (the "EXISTING SHAREHOLDERS") of existing shares of the Company (the "OLD SHARES"), subject to applicable securities laws, have the right to subscribe pro rata (the "PREEMPTIVE RIGHTS") for 1'822'408 newly issued shares with a nominal value of CHF 30 each (the "OFFERED SHARES" and, together with the Old Shares, the "SHARES") to be offered by the Company.

WHEREAS, InCentive is a major shareholder of the Company, holding as of September 24, 2002, through its wholly-owned subsidiary InCentive Investment (Jersey) Ltd. (the "JERSEY SUBSIDIARY") 1'173'934 shares in the Company (corresponding to 11.73 % of the Company's registered issued share capital), call options covering 478,000 shares (corresponding to 4.78% of the Company's registered issued share capital), and having granted through the Jersey Subsidiary put options covering 111,000 shares (corresponding to 1.11% of the Company's registered issued share capital).

WHEREAS, InCentive is prepared (i) to subscribe for such number of Offered Shares as correspond to its Preemptive Rights with respect to the shares held at the close of business on the day before the ex-Preemptive Rights Date (as defined below) (the "INCENTIVE SHARES") in accordance with the terms of the Offering and (ii) to subscribe for and underwrite that portion of Offered Shares for which Preemptive Rights are not exercised by existing shareholders or new investors having acquired the respective Preemptive Rights (the "REMAINING OFFERED SHARES") up to such number of Remaining Offered Shares as correspond, together with such number of Offered Shares for which Preemptive Rights have been exercised by InCentive, to 1'428'571 Offered Shares being approximately 78% of the aggregate number of Offered Shares and to a maximum aggregate underwriting commitment of CHF 200 million, respectively.

WHEREAS, the Global Coordinator is prepared (i) to subscribe for and underwrite that portion of Offered Shares for which Preemptive Rights have been exercised by existing shareholders (except for InCentive and its subsidiaries) and new investors having acquired Preemptive Rights, with an undertaking to allocate such Offered Shares to the existing shareholders (except for InCentive and its subsidiaries) and new investors having acquired Preemptive Rights, subject to compliance with applicable securities laws and (ii) if any Remaining Offered Shares have not been subscribed for following InCentive's subscription for such shares, to subscribe for and underwrite such Remaining Offered Shares up to an amount corresponding to 393'837 Offered Shares being approximately 22% of the aggregate number of the Offered Shares.

WHEREAS, Offered Shares sold in the United States shall be sold only in the form of restricted American depositary shares (the "RESTRICTED ADSS"), with each such Offered Share represented by ten Restricted ADSs. Except as the context may otherwise require, references herein to the "Offered Shares" shall include the Offered Shares and Restricted ADSs.

WHEREAS, the Restricted ADSs are to be issued pursuant to a restricted deposit agreement (the "RESTRICTED DEPOSIT AGREEMENT"), dated on or before the


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
Settlement Date, among the Company, Citibank N.A., as depositary (the "DEPOSITARY"), and the holders from time to time of the restricted American depositary receipts (the "RESTRICTED ADRS") issued by the Depositary and evidencing the Restricted ADSs.

WHEREAS, all sales in the United States by UBS AG, acting through its business group UBS Warburg, will be made through its U.S. broker-dealer affiliates (the "SELLING AGENTS"), which shall be registered as broker-dealers under the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT").

WHEREAS, application has been made to list the Offered Shares on the main board of the SWX Swiss Exchange ("SWX") and to admit the Preemptive Rights to trading at the SWX.

WHEREAS, the Global Coordinator and the Company have entered into a mandate agreement dated September 13, 2002 (the "MANDATE AGREEMENT").

WHEREAS, the Global Coordinator and InCentive have entered into an agreement dated September 13, 2002 (the "INCENTIVE AGREEMENT") regarding certain undertakings of InCentive with respect to the Offering.

WHEREAS, the Global Coordinator will act as lead underwriter and will represent InCentive before the Company and third parties.

WHEREAS, the Company has prepared an offering and listing circular to be dated September 29, 2002 (the "OFFERING CIRCULAR") relating to the Offering and the listing of the Offered Shares on the SWX.


NOW, THEREFORE, the parties agree as follows:


1.    Capital Increase, Subscription and Underwriting of Offered Shares

1.1 Resolutions on Authorizing the Capital Increase. The Company confirms that (i) the ordinary shareholders' meeting held on May 17, 2002 authorized the board of directors to issue up to 4,000,000 fully paid in registered shares (the "AUTHORIZED CAPITAL") and (ii) the board of directors on September 27, 2002 approved an increase in the share capital of the Company under such Authorized Capital from CHF 300'247'110 by CHF 54'672'240 to CHF 354'919'350 (the "CAPITAL
           INCREASE") by issuing 1'822'408 Offered Shares with a nominal value of CHF 30 (Ermachtigungsbeschluss). The board of directors will implement the Capital Increase pursuant to Section 1.4.

1.2 Subscription of Offered Shares. The Company agrees to issue, and each of the Global Coordinator and InCentive, severally and not jointly, undertakes with the Company, on the basis of the representations and warranties contained herein, subject to the conditions stated herein and in view of the board of directors of the Company having to resolve on the implementation of the Capital Increase (the "CAPITAL INCREASE RESOLUTION") (Feststellungsbeschluss), to subscribe, on or by October 9, 2002 (the "CAPITAL INCREASE DATE"), for up to such number of Offered Shares at their nominal value and in the proportions set forth below opposite its name, with the exact number


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
           of Offered Shares to be subscribed for by each of the Global Coordinator and InCentive to be determined by the Global Coordinator on behalf of the Underwriters no later 13:00 (Swiss time) on the Last Exercise Date (as defined below), with the Global Coordinator to subscribe for Offered Shares for which Preemptive Rights will have been exercised by Existing Shareholders (except for InCentive and its subsidiaries) and new investors having acquired Preemptive Rights in order to allocate such Offered Shares to the holders of Preemptive Rights who have exercised their Preemptive Rights and for only those Remaining Offered Shares that have not been subscribed for following InCentive's subscription for Remaining Offered Shares, and to deliver the corresponding subscription forms substantially in the form of
           Schedule 1.2 to the notary public notarizing the Capital Increase Resolution no later than 13:00 (Swiss time) on the Capital Increase Date. It is understood and agreed that InCentive's obligation to subscribe for Remaining Offered Shares shall be first in priority, i.e., the Global Coordinator shall be obliged to subscribe for any Remaining Offered Shares only if and to the extent that the Remaining Offered Shares exceed the total number of Offered Shares underwritten by InCentive and provided that InCentive shall have fulfilled its underwriting obligations. In fulfilling its underwriting obligations pursuant to this Agreement, InCentive may act through the Jersey Subsidiary.

 --------------------------------------------------------------------------------------------------------
 UNDERWRITERS            NUMBER OF OFFERED SHARES UNDERWRITTEN   APPROXIMATELY   PERCENTAGE  OF  OFFERED
                                                                 SHARES UNDERWRITTEN
 --------------------------------------------------------------------------------------------------------
 Global Coordinator                      393'837                                   22%
 --------------------------------------------------------------------------------------------------------
 InCentive                              1'428'571                                  78%
 --------------------------------------------------------------------------------------------------------
 Total                                  1'822'408                                 100%
 --------------------------------------------------------------------------------------------------------


1.3        Transfer of the Nominal Amount.

           (a) The Global Coordinator on behalf of the Underwriters undertakes with the Company subject to the terms and conditions set forth herein:

                     (i) to deposit or cause to be deposited same day funds for value on the Capital Increase Date (as defined below), in the total amount of CHF 54'672'240 (the "TOTAL NOMINAL AMOUNT") with Zurcher Kantonalbank, Postfach, CH-8010 Zurich ("ZKB") in a blocked account for the Capital Increase (Kapitaleinzahlungskonto) in favor of the Company; and

                     (ii) to cause ZKB to issue and deliver a written confirmation of payment of the Total Nominal Amount to the notary public notarizing the Capital Increase Resolution no later than 13:00 (Swiss time) on the Capital Increase Date.


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
           (b) InCentive shall pay on the Settlement Date to the Global Coordinator the nominal value of each Offered Share subscribed for by InCentive. The Global Coordinator shall have the right to debit InCentive's account no. 230-P0448910.0 with UBS AG.

1.4 Capital Increase Resolution. On the Capital Increase Date, the Company's board of directors shall immediately upon receipt of the subscription forms:

           (a) pass the Capital Increase Resolution (Feststellungsbeschluss) and make all amendments to the Company's articles of association necessary in connection with the implementation of the Capital Increase; and

           (b) file the Capital Increase Resolution along with the relevant attachments thereto with the Commercial Register of the Canton of Zurich (the "COMMERCIAL REGISTER") immediately after this meeting of the board of directors.

1.5 Use of Total Nominal Amount. The Total Nominal Amount deposited on the blocked account for the Capital Increase (Kapitaleinzahlungskonto) shall, immediately following registration of the Capital Increase by the Commercial Register, be transferred to an interest-free account of the Company with UBS AG as follows:

               ----------------------------------------------------
                  At UBS AG, Zurich,
                  bank clearing no. 230
                  for the account no. 403,736,30D of the Company
               ----------------------------------------------------


           The Company agrees that the Total Nominal Amount will remain deposited and blocked with UBS AG until the earlier of (i) the Settlement Date (as defined below), on which date such amount shall be released in accordance with Section 4.3, or (ii) if an Event of Non-Completion (as defined below) occurs, the date of receipt by the Underwriters of the proceeds of (a) the Capital Reduction pursuant to
           Section 14.1(a) or (b) the options pursuant to Sections 14.1(b) and 14.1(c) (each the "NOMINAL AMOUNT PAYMENT DATE").

           On the Nominal Amount Payment Date, the Total Nominal Amount deposited with UBS AG, Zurich, for the account of the Company shall be released in same day funds in such account as the Company may designate to UBS AG no later than two business days prior to the Nominal Amount Payment Date.

1.6 Documentation and Issue of Offered Shares. Promptly after the registration of the Capital Increase by the Commercial Register, but no later than on the first trading date, 08.00 (Swiss time), the Company shall:

           (a) deliver to each of InCentive, the Global Coordinator, the SWX, SIS SegaInterSettle AG, the Swiss securities clearing corporation ("SIS") and ShareCommServices AG, the Company's share register ("SHARECOMM"), a copy of a certified excerpt from the Commercial Register along with a copy of the Company's amended articles of association evidencing the registration of the Capital Increase; and


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
           (b) take all steps necessary to ensure that the Offered Shares will be (i) issued and delivered immediately following the registration of the Capital Increase to the Global Coordinator (ii) duly recorded with SIS and (iii) freely transferable. Accordingly, the Company shall give the necessary instructions to SIS and ShareComm. The Global Coordinator shall take reasonable and customary steps to assist in the foregoing.


      2.   The Offering

2.1 Terms of the Offering. Holders of Preemptive Rights, except holders of Preemptive Rights located in the United States (or in any other jurisdiction where the exercise of the Preemptive Rights by such holders would be prohibited by applicable law or regulation), will be entitled to purchase two (2) Offered Shares at CHF 140 each (the "OFFER PRICE") for every 11 Preemptive Rights held. Preemptive Rights will be traded on the SWX. The Shares will be first traded ex-Preemptive Rights on October 3, 2002 (the "EX-PREEMPTIVE RIGHTS DATE"). The trading period for the Preemptive Rights will commence on October 3, 2002 and end on October 8, 2002, at 17:00 (Swiss time). The exercise period (the "EXERCISE PERIOD") for the Preemptive Rights will commence on October 3, 2002, and end on October 9, 2002 at 12:00 noon (Swiss time) (the "LAST EXERCISE DATE"). To the extent Preemptive Rights are not exercised prior to or on the Last Exercise Date, the Preemptive Rights will lapse without compensation.

           The record date for the determination of Shareholders entitled to Preemptive Rights is October 1, 2002.

2.2 Delivery and Settlement. Delivery to and payment of the Offered Shares by the holders having exercised Preemptive Rights shall occur on October 15, 2002.

2.3 Expired Preemptive Right Claims. The Company shall assume full liability and shall indemnify and hold harmless the Underwriters with respect to any claims made by the owners of expired Preemptive Rights.


      3.   Listing

3.1 The Company confirms that it has authorized the Global Coordinator's filing of the application for the Offered Shares to be listed on the SWX and application for the Preemptive Rights to be admitted to trading at the SWX. On the Capital Increase Date the Company shall have delivered to the SWX and the Global Coordinator a letter in the form of Schedule 3.1.

3.2 The Company will deliver to the Global Coordinator two copies of the Offering Circular duly signed by the Company and to the SWX copies of the Offering Circular as required by the Listing Rules of the SWX (the "SWX LISTING RULES") and will take such other steps as may be required for the purpose of obtaining a listing.


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
      4.   Settlement

4.1 Settlement Date. The time and date of payment of the Offer Price net commission and expenses (the "SETTLEMENT") shall be on October 15, 2002 (the "SETTLEMENT DATE"). Any documents to be delivered at the Settlement Date by or on behalf of the parties pursuant to Section 12 will be delivered at the offices of Cleary, Gottlieb, Steen & Hamilton, City Place House, 55 Basinghall St., London, England, EC2V 5EH.

4.2 Settlement Actions. At the Settlement the following actions shall be taken:

           (a) The Global Coordinator shall pay to the Company the aggregate Offer Price payable for each Offered Share subscribed for by the Global Coordinator less the nominal amount for each Offered Shares subscribed for by the Global Coordinator, less any commissions, fees and expenses payable to the Global Coordinator or InCentive pursuant to Section 10, less any VAT, turnover or other taxes and stock exchange levies, by crediting same-day funds in CHF to the Company's account with UBS AG, Zurich, clearing no. 230, account no. 40373630D.

           (b) InCentive shall pay to the Company the aggregate Offer Price payable for each Offered Share subscribed for by InCentive less the nominal amount for each Offered Share subscribed for by InCentive, less any VAT, turnover or other taxes and stock exchange levies, by crediting same-day funds in CHF to the Company's account with UBS AG, Zurich, clearing no. 230, account no. 40373630D.

           (c) InCentive shall pay to the Global Coordinator the nominal value of each Offered Share subscribed for by InCentive in accordance with Section 1.3(b).

           (d) The number of Offered Shares to be subscribed for by each of InCentive and the Global Coordinator hereunder shall be delivered by or on behalf of the Company to the Global Coordinator through the facilities of SIS.

           (e) Subject to (i) delivery of all of the Offered Shares to the Global Coordinator by the Company in accordance with
                      Section 4.2(d) above and (ii) payment of the nominal value of each Offered Share subscribed for by InCentive to the Global Coordinator by InCentive in accordance with Section 1.3(b), the Global Coordinator shall deliver such number of Offered Shares subscribed for by InCentive into InCentive's share deposit no. 230-P0448910.1 (at UBS AG, Zurich, bank clearing no. 230).


4.3 Unblocking of Company's Account with UBS AG. Upon payment of the amount and delivery of the Offered Shares referred to in Section 4.2(c) above, the Global Coordinator will unblock the account of the Company with UBS referred to in Section 1.5 and will transfer the amounts in such account in accordance with Section 1.5 hereof.


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
      5. Representations and Warranties of the Company

           The Company represents and warrants to, and agrees with, each of the Global Coordinator and InCentive as of the date hereof, the Capital Increase Date and the Settlement Date that:

           (a) Disclosure. The Offering Circular has been prepared in connection with the Offering. The Offering Circular contains all material information with respect to the Company and its subsidiaries (the "GROUP") and the Offered Shares (including all information which, according to the particular nature of the Company and of the Offered Shares, is in the Company's view necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company, the Group and of the rights attaching to the Offered Shares); and the Offering Circular is and any amendments or supplements thereto will be, as of their respective dates, true and accurate in all material respects, and do not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading; and the Offering Circular contains all material information concerning any actual transactions or agreements or, to the best of the Company's knowledge, potential transactions or agreements, involving the Company and/or the Group and any director, shareholder or affiliate of the Company; provided, however, that with respect to the Global Coordinator and InCentive the representations and warranties made in this paragraph shall not apply to any statements or omissions in the Offering Circular relating to the Global Coordinator or InCentive in its capacity as an underwriter made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Global Coordinator (which information is set forth in (Schedule 5(a).1); and provided, further, however, that with respect to InCentive the representations and warranties made in this paragraph shall not apply to any statements or omissions in the Offering Circular relating to made in reliance upon and in conformity with information furnished to the Company by or on behalf of InCentive (which information is set forth in Schedule 5(a).2);

           (b) Takeovers. Although the Company is not presently negotiating any transaction with any third party proposing to launch an offer for all or a substantial part of its Shares and no substantiated bids have been addressed to the Company in recent weeks, there have been approaches in the year 2002 by third parties which the Board of Directors considered insufficient and not in the best interest of shareholders at the time.

           (c) Requirements of the SWX. The Offering Circular contains all particulars and information required by, and complies with, applicable legal requirements and rules and regulations of the SWX and otherwise complies with the requirements of Swiss law, in particular, according to Article 652a of the Swiss Code of Obligations and all other regulations to the extent applicable to the issue of the Offered Shares;

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
           (d) Corporate Existence of the Company. The Company has been duly incorporated and is validly existing as a corporation under the laws of Switzerland, has no pending bankruptcy, composition or similar proceedings pending against it in its jurisdiction of incorporation, is not in liquidation or receivership. The Company has full power and authority to own or lease and operate its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business under the laws of each other jurisdiction in which it owns or leases properties or conducts any business that requires such qualification, or except where such fault would not have a material adverse effect on the financial condition, business, properties, results of operations or business prospects of the Company and its subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT");

           (e) Corporate Existence of Subsidiaries. Each of the Company's subsidiaries has been duly incorporated and is validly existing as a corporation under the laws of its respective jurisdiction of incorporation, has no pending bankruptcy, composition or similar proceedings pending against it in its jurisdiction of incorporation, is not in liquidation or receivership and has full power and authority to own or lease and operate its properties and conduct its business as described in the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business under the laws of each other jurisdiction in which it owns or leases properties or conducts any business that requires such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; except where such fault would not have a Material Adverse Effect;

           (f) Agreement. The Company has full right, power and authority to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and legally binding obligations of the Company and is enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency and other similar laws relating to or affecting creditors' rights generally and to general equity principles, and subject to mandatory provisions of Swiss corporate law (Articles 659, 678 and 680 of the Swiss Code of Obligations);

           (g) Share Capital. As at the date indicated in the Offering Circular, the Company has the outstanding, authorized and conditional share capital described therein, and all of the issued share capital of the Company has been duly and validly authorized and issued in accordance with Swiss law and the Company's Articles of Incorporation, and is fully paid and non-assessable and conforms to the description of the share capital of the Company contained in the Offering Circular; and all of the issued share capital of each subsidiary of the Company has been duly and validly authorized and issued, is fully paid and non-assessable and, except for directors' qualifying shares, if any, and except as set forth in the Offering Circular or as provided for by the terms of the commitment from UBS AG to lend the Company USD 635 million in the form of a credit facility (or as provided for by the agreement for such facility) (the "CREDIT FACILITY", is owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except where such fault would not have a Material Adverse Effect; all of the shares of the Company, including the Offered Shares, have been or will be at the date indicated in the Offering Circular duly listed and admitted for trading on the SWX; there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue any shares or any other class of share capital of the Company (except as set forth in the Offering Circular);

           (h) The Offered Shares. The issuance of the Offered Shares will have been duly and validly authorized on or prior to the date indicated in the Offering Circular, and, when delivered and paid for in the manner contemplated by this Agreement and the terms of the Preemptive Rights will have been duly and validly issued and fully paid and non-assessable and will conform to the description of the Offered Shares contained in the Offering Circular; there are no restrictions on transfers of the Offered Shares pursuant to Swiss law or the Company's articles of association (Statuten) of the Company or otherwise, other than such as described in the Offering Circular; the shareholders of the Company have no further subscription, preemptive or other rights to acquire the Offer Shares other than those described in the Offering Circular; the shareholders meeting of May 17, 2002 has validly acted to authorize the Board of Directors of the Company to issue the Offered Shares and the respective resolution has not been challenged by a dissenting shareholder in court;

           (i) Consents. All consents, approvals, authorizations, orders, registrations, clearances or qualifications of or with any court or governmental agency or body or any stock exchange authorities (the "GOVERNMENTAL AGENCY") having jurisdiction over the Company or any of its subsidiaries or any of their properties (the "GOVERNMENTAL AUTHORIZATIONS") required, for the execution and delivery by the Company of this Agreement, for the issue or offering of the Offered Shares or the consummation of the other transactions contemplated by this Agreement to be duly and validly authorized have been obtained or made and are in full force and effect;

           (j) Dividends. All dividends and other distributions declared and payable on the share capital of the Company may under the current laws and regulations of Switzerland be paid to the shareholders of the Company in Swiss francs that may be converted into foreign currency that may be freely transferred out of Switzerland, and except as set forth in the Offering Circular under "Taxation", all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of Switzerland and are otherwise free and clear of any tax, withholding or deduction in Switzerland and without the necessity of obtaining any Governmental Authorization in Switzerland;

           (k) No Conflicts--Company. The execution and delivery of this Agreement, the issue and sale of the Offered Shares and the use of the proceeds of the sale of the Offered Shares as described in the Offering Circular, the consummation of the transactions herein and therein contemplated do not, or will not on or prior to the Capital Increase Date or on the Settlement Date, subject to mandatory provisions of Swiss corporate law (Articles 659, 678 and 680 of the Swiss Code of Obligations), conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, the documents constituting the Company. The execution and delivery of this Agreement, the issue and sale of the Offered


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
           Shares and the use of the proceeds of the sale of the Offered Shares as described in the Offering Circular, the consummation of the transactions herein and therein contemplated do not, or will not on or prior to the Capital Increase Date or on the Settlement Date subject to mandatory provisions of Swiss corporate law (Articles 659, 678 and 680 of the Swiss Code of Obligations), (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject or Swiss law or any statute or any order, rule or regulation of any Governmental Agency having jurisdiction over the Company, or (ii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Company or any of its properties or assets or (iii) infringe the rules of any stock exchange on which securities of the Company are listed, except where such conflict, breach, violation, default or infringement would not have a Material Adverse Effect;

           (l) No Conflicts--Subsidiaries. The execution and delivery of this Agreement, the issue and sale of the Offered Shares and the use of the proceeds of the sale of the Offered Shares as described in the Offering Circular, the consummation of the transactions herein and therein contemplated do not, or will not on or prior to the Capital Increase Date or on the Settlement Date, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) the documents constituting the Company's subsidiaries, or (ii) any indenture, mortgage, deed of trust, lease, loan agreement or other agreement or instrument to which any of the Company's subsidiaries is a party or by which any of the Company's subsidiaries is bound or to which any of the property or assets of the Company's subsidiaries is subject, except where such breach, violation or default would not have a Material Adverse Effect, nor will such action result in any violation of the provisions of the Articles of Incorporation of any of the Company's subsidiaries, Swiss law or any statute or any order, rule or regulation of any Governmental Agency having jurisdiction over any of the Company's subsidiaries, or infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over any of the properties or assets of any of the Company's subsidiaries or infringe the rules of any stock exchange on which securities of any of the Company or its subsidiaries are listed, except any such conflict, breach or default that would not have a Material Adverse Effect;

           (m) General Compliance. Neither the Company nor any of its subsidiaries is in violation of its Articles of Association or other constituent documents; neither the Company nor any of its subsidiaries is in violation, conflict or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except any such conflict, breach of default that would not have a Material Adverse Effect;

           (n) No Manipulation. Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action which was designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Shares other than in compliance with applicable law, including Regulation M under the Exchange Act;

           (o) Financial Statements. The consolidated balance sheets, cash flow statements, shareholders' equity statement and income statements of the Company (including the notes thereto) included in the Offering Circular have been prepared in accordance with International Accounting Standards ("IAS"), with the applicable provisions of the Swiss Code of Obligations and reconciled with generally accepted accounting principles consistently applied in the United States ("U.S. GAAP") and (i) present fairly the financial position of the Company and its subsidiaries, as at the end of each of the relevant financial periods, and the results of operations and changes in financial position and cashflows of the Company and its subsidiaries for each such period; (ii) have been prepared after due and careful inquiry by the Company and, where applicable, its subsidiaries, and on a consistent basis with IAS and, where applicable, in the manner applicable under U.S. GAAP, (ii) comply as to form in all material respects with the applicable requirements of IAS and, where applicable, in the manner applicable under U.S. GAAP and (iii) make proper provision, in accordance with IAS and, where applicable, in the manner applicable under U.S. GAAP, for all liabilities, whether deferred or contingent. Since December 31, 2001, other than as disclosed in the Offering Circular, there has been no change (nor any development or event involving a prospective change of which the Company is, or might reasonably be expected to be, aware) which is or would reasonably be expected to be materially adverse to the condition (financial or other), prospects, results of operations or general affairs of the Company or the Group, as the case may be;

           (p) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IAS and to maintain accountability for assets;

           (q) Ordinary Course of Business. Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements included in the Offering Circular, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Circular; and, since the respective dates as of which information is given in the Offering Circular, there has not been any change in the share capital (other than pursuant to the grant or exercise of preemptive rights described in the Offering Circular) of the Company or any of its subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders' equity or prospects or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Offering Circular; the Company and its subsidiaries are not in breach of the terms of, or in default under, any instrument, agreement or order to which it is a party or by which it or its property is bound, except where such loss, interferance, change or breach would not have a Material Adverse Effect;

           (r) Properties. The Company and its subsidiaries have good and legal title to all real property and good and legal title to all such other personal property and assets owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Offering Circular or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

           (s) Legal Proceedings. Other than as set forth in the Offering Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if reasonably expected to be determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, taken as a whole, and, to the best of the Company's knowledge, no such proceedings are threatened or contemplated by any Governmental Agency or threatened by others; and the Company and its subsidiaries have no continuing liabilities with respect to the proceedings described under "Business
           - Litigation" in the Offering Circular that have not been provisioned for; and neither it nor its subsidiaries is involved in or the subject of any current or pending investigation or proceedings (whether administrative, regulatory or otherwise) whether in Switzerland or elsewhere, except where such investigation or proceedings would not have a Material Adverse Effect;

           (t) Insurance Matters. All material assets and material undertakings of the Company and each of its subsidiaries of an insurable nature, including product liability, are and have at all material times been adequately insured and the Company and each of its subsidiaries are now and have at all material times been adequately covered against accident, damage, injury, third party loss and product liability in such amounts as are to the Company's knowledge prudent and customary in the business the Company and its subsidiaries are engaged; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurance as may be necessary to continue its businesses at a cost that would not have a Material Adverse Effect;

           (u) Intellectual Property. Other than as specifically described in the Offering Circular, to the best of the Company's knowledge, each of the Company and its subsidiaries owns or possesses or can acquire on reasonable terms adequate rights to use pursuant to license, sublicense, agreement or permission all patents, patent applications, trademarks, service marks, trade names, design rights, copyrights, trade secrets and other know-how rights, proprietary rights and processes (in each case whether registered or unregistered and including applications for registration) arising or subsisting anywhere in the world ("INTELLECTUAL PROPERTY") necessary for the operation of the business of the Company and its subsidiaries as described in the Offering Circular. In respect of Intellectual Property devised, developed or created by or on behalf of the Company, which the Company desires to own, or which is used, or which the Company expects to use, in the Company's current or future business, or which is necessary for the operation of the business of the Company and its subsidiaries as described in the Offering Circular, the Company has taken all steps necessary to secure assignments of or obtain adequate rights to use such Intellectual Property from its employees and third party creators of that Intellectual Property (including employees and contractors of such third party creators, if any); to the best of the Company's knowledge, none of the technology or other Intellectual Property employed by or necessary for the operation of the Company or any of its subsidiaries has been obtained or is being used by the Company or any of its subsidiaries in violation of any law or any contractual or fiduciary obligation binding upon the Company, any of its subsidiaries or any of their respective directors or executive officers or any of their respective employees or consultants, except where such violation would not have a Material Adverse Effect. Except as specifically described in the Offering Circular, to the best of the Company's knowledge, neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated or violated any Intellectual Property of any third party and the continued operation of the business of the Company and its subsidiaries as described in the Offering Circular will not result in the same where any such event or circumstance would have a Material Adverse Effect. Except as specifically described in the Offering Circular, to the best of the Company's knowledge, the Company and its subsidiaries have not received and do not expect to receive any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or any of its subsidiaries must take a license of or refrain from using any Intellectual Property of any third party) that would have a Material Adverse Effect, and there are no actions, suits or judicial proceedings pending relating to Intellectual Property to which the Company or any of its subsidiaries is subject, and no such actions, suits or judicial proceedings are threatened by Governmental Agencies or other third parties, and the Company is unaware of any facts which would form a reasonable basis for any such claims. Except as specifically described in the Offering Circular, to the best of the Company's knowledge, there is no patent or published patent application to which the Company does not have rights which contains claims that dominate or may dominate any Intellectual Property described in the Offering Circular as being owned by or licensed to the Company or that interferes with the issued or pending claims of any such Intellectual Property. Except as specifically described in the Offering Circular, to the best of the Company's knowledge, there is and has been no infringement, interference, misappropriation or violation by any third parties of any Intellectual Property owned by the Company or any of its subsidiaries that would have a Material Advise Effect. The Company and its subsidiaries have taken and will maintain reasonable measures to prevent the unauthorized use dissemination or publication of its trade secrets, proprietary information and other confidential information;

           (v) Employment Matters. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened;

           (w) Tax. Except as otherwise disclosed in the Offering Circular (other than with respect to tax on income, profits or gains from commissions, discounts or sales proceeds with respect to the sale of Offered Shares or Restricted ADSs by any Underwriter that is subject to income or gain tax in the ordinary course of business in Switzerland), the Company and each of its subsidiaries has been and continues to be in compliance with all applicable laws and regulations relating to tax, except where its failure to be in such compliance would not have a Material Adverse Effect; and the Company has no reason to believe that it or any of its subsidiaries will incur any additional tax charges in respect of past tax periods, except as disclosed in the Offering Circular; no stamp or other issuance or transfer taxes or duties and no capital gains, withholding or other taxes are payable by or on behalf of the Global Coordinator to Switzerland or any political subdivision or taxing authority thereof or therein in connection with (i) the sale and delivery by the Company of the Offered Shares or Restricted ADSs to or for the account of the Global Coordinator, (ii) commissions earned with respect to the sale of the Offered Shares or Restricted ADSs or
           (iii) the sale and delivery by the Global Coordinator of the Offered Shares or Restricted ADSs to the initial purchasers thereof, in each case in accordance with the terms of this Agreement;

           (x) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Shares, will not be an "investment company" within the meaning of the U.S. Investment Company Act of 1940, as amended (the "INVESTMENT COMPANY ACT");

           (y) Permits/Licenses/Authorizations. Except as disclosed in the Offering Circular, the Company and each of its subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all Governmental Agencies that are necessary to own or lease their properties and conduct their businesses as described in the Offering Circular, except where such fault would not reasonably be expected to have a Material Adverse Effect;

           (z) Substantial U.S. Market Interest. There is no substantial U.S. market interest (within the meaning of Regulation S under the Securities Act) in the ordinary shares of the Company, and there is not, as of the date of this Agreement, substantial U.S. market interest (within the meaning of Regulation S under the Securities
           Act) in the Preemptive Rights;

           (aa) Foreign Private Issuer. The Company is a "foreign private issuer" (as such term is defined in the rules and regulations of the Exchange Act);

           (bb) Directed Selling Efforts. Neither the Company nor any person acting on its or their behalf has offered or sold or will offer or sell the Preemptive Rights or the Offered Shares by means of any directed selling efforts within the meaning of Rule 903 under the Securities Act, and the Company has complied and will comply with the offering restriction requirements of such Rule 903; provided, however, that the Global Coordinator, acting through its Selling Agents, may offer and deliver Preemptive Rights and may offer and sell Offered Shares in the United States, provided that such Offered Shares may be sold only in the form of Restricted ADSs to persons who the Global Coordinator reasonably believes are "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act in transactions not subject to the registration requirements of the Securities Act who provide to it and to the Company a letter in the form of Exhibit A hereto and that, in connection with each such sale, the Global Coordinator has taken or will take reasonable steps to ensure that the purchaser of such Restricted ADSs is aware that such sale is being made in a transaction not subject to registration under the Securities Act; and

           (cc) General Solicitation and General Advertising. Neither the Company nor any person acting on its behalf has offered or sold or will offer or sell the Preemptive Rights or the Offered Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.


      6.   Undertakings of the Company

6.1 Taxes. The Company will pay any stamp or other issuance or transfer taxes, capital gains, withholding or other taxes (other than tax on income, profits or gains from commissions, discounts or sales proceeds with respect to the sale of Offered Shares or Restricted ADSs by any Underwriter that is subject to income or gain tax in the ordinary course of business in Switzerland) payable to Switzerland or any political subdivision or taxing authority thereof or therein in connection with (i) the sale and delivery by the Company of the Offered Shares or Restricted ADSs to or for the account of the Global Coordinator, (ii) commissions earned with respect to the sale of the Offered Shares or Restricted ADSs or (iii) the sale and delivery by the Global Coordinator of the Offered Shares or Restricted ADSs to the initial purchasers thereof, in each case in accordance with the terms of this Agreement.

6.2 Delivery of Offering Circular. The Company confirms that it has prepared the Offering Circular and authorizes the Global Coordinator to distribute copies of the Offering Circular in connection with the Offering and undertakes to deliver to the Underwriters, without charge, on the Business Day (whereby "BUSINESS DAY" shall mean any day (other than a Saturday or Sunday) on which banks are open for business in Zurich) following the date hereof and hereafter from time to time as requested, such number of copies of the Offering Circular as the Underwriters may reasonably request.

6.3 Amendments to the Offering Circular. If at any time prior to completion of the distribution of the Offered Shares or the Settlement Date any event shall have occurred as a result of which the Offering Circular, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made when such Offering Circular is delivered, not misleading in a material respect or if for any other reason it shall be necessary to amend or supplement the Offering Circular, the Company will notify the Underwriters, and, upon request from the Global Coordinator, will prepare and furnish without charge to the Underwriters as many copies as the Global Coordinator may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission, and will take such steps as may be reasonably requested by the Global Coordinator to remedy and/or publicize such amendment or supplement to the Offering Circular.

6.4 Notification of Material Changes. The Company will notify the Underwriters promptly of any material change affecting any of its representations and warranties (including, but not limited to, any considered, intended or actual Tender Offer it becomes aware of), agreements and indemnities herein at any time prior to payment being made to the Company on the Settlement Date.

6.5 Listing on the SWX. In connection with the application to list the Offered Shares on the SWX and to admit the Preemptive Rights to trading at the SWX, the Company will furnish from time to time any and all documents, instruments, information and undertakings, publish all advertisements or other material that may be necessary in order to effect such listing and admittance and maintain such listing and admittance and take all other such actions as may be required by the Swiss Admission Board in order to comply with the requirements of the SWX Listing Rules.

6.6 Provisions of Documents to the Underwriters. For a period of two years from the Settlement Date, the Company will furnish to the Underwriters copies of each document filed on a public basis by the Company with the SWX including any notices under the ad-hoc publicity rules of the SWX, and copies of financial statements and other periodic reports that the Company may furnish generally to its shareholders.

6.7 Coordination of Announcements. Between the date hereof and the Settlement Date (both dates inclusive), the Company will, and will cause its subsidiaries and all other parties acting on its behalf so far as practical, with regard to applicable laws and regulations and the requirements of the SWX, to notify and consult with the Global Coordinator prior to issuing any public announcement concerning, or which is likely to be material in the context of the offering and distribution of the Offered Shares taken as a whole.

6.8 Use of Proceeds. The Company will use the net proceeds of the issue and sale of the Offered Shares to finance part of its obligations under the Settlement Agreement (as defined in the Offering Circular) and otherwise in respect of the Implant Litigation (as defined in the Offering Circular).

6.9 Clear Market. The Company will not for a period of 180 calendar days after the Settlement Date, (i) issue, or announce the intent to issue, any shares or securities convertible or exchangeable into shares or representing rights to subscribe for shares, or enter into transactions with a similar economic effect, and it will not (ii) create, or announce the intent to create, any authorized capital or new conditional capital, except as required under mandatory Swiss law or in relation to conditional capital for shares to be issued upon exercise of options granted to employees according to stock option plans described in the Offering Circular, or in connection with the CCI (as defined in the Offering Circular), without the prior written consent of the Global Coordinator.

6.10 Issuance of the CCI. If the Offering is completed and the Company has received funds in the amount of USD 635 million (subject to adjustment pursuant to the terms of a commitment from UBS AG or pursuant to a credit agreement reflecting such commitment) under a credit facility then the Company undertakes not to issue the CCI, in whole or in part.

6.11 Restricted ADS Election. Prior to the end of the Exercise Period, the Company undertakes to enter into the Restricted Deposit Agreement, which agreement shall provide that the Global Coordinator may, from time to time, deposit any or all of its Offered Shares with the Depositary in exchange for an equivalent amount of Restricted ADSs. Such Restricted ADSs will be in physical, definitive form, and in such authorized denominations and registered in such names as the Global Coordinator requests. The Company undertakes to comply with the Restricted Deposit Agreement so that Restricted ADRs evidencing Restricted ADSs will be executed (and, if applicable, countersigned) and issued by the Depositary against the receipt of Offered Shares from time to time by the Depositary.

6.12 Stabilization and Manipulation. The Company will not ( and will cause its subsidiaries not to) take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation or of the price of any security of the Company to facilitate the sale or resale of the Offered Shares other than in accordance with applicable law, including Regulation M under the Exchange Act.


      7. Representations, Warranties and Undertakings of InCentive and the Global Coordinator

7.1 Each of InCentive and the Global Coordinator, severally and not jointly, acknowledges that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Offered Shares, or possession or distribution of the Offering Circular or any other offering or publicity material relating to the Offered Shares, in any country or jurisdiction where action for that purpose is required (including the United States, the United Kingdom, Canada, Japan, the Netherlands, Australia and South Africa) other than Switzerland, and each of InCentive and the Global Coordinator will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers

           Preemptive Rights or Offered Shares or has in its possession or distributes the Offering Circular or any such other material.

7.2 Each of InCentive and the Global Coordinator, severally and not jointly, represents and warrants to, and agrees with, the Company, that it will not offer or sell the Preemptive Rights or the Offered Shares except in accordance with Regulation S under the Securities Act and that, in connection therewith, (i) it will not offer or sell the Preemptive Rights or the Offered Shares by any form of directed selling efforts within the meaning of Regulation S under the Securities Act, and (ii) it will not offer or sell the Preemptive Rights or the Offered Shares by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

           Nothwithstanding the foregoing, the Global Coordinator may offer and deliver the Preemptive Rights, and to the extent it so offers and sells, represents that and agrees with the Company that, it will only offer and sell the Offered Shares in the United States so long as such Offered Shares are sold only in the form of Restricted ADSs to persons who it reasonably believes are "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act in transactions not subject to the registration requirements of the Securities Act who provide to it and to the Company a letter in the form of Exhibit A hereto and that, in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of such Restricted ADSs is aware that such sale is being made in a transaction not subject to registration under the Securities Act.

7.3 Each of InCentive and the Global Coordinator, severally and not jointly, represents and warrants to, and agrees with, the Company, that it: (i) it will not offer or sell and, prior to the expiry of a period of six months from the Settlement Date, will not offer or sell any Offered Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any Preemptive Rights or Offered Shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preemptive Rights or Offered Shares in, from or otherwise involving the United Kingdom.

7.4 Each of InCentive and the Global Coordinator, severally and not jointly, represents and warrants to, and agrees with, the Company, that it will only offer, sell, deliver or transfer, directly or indirectly, Preemptive Rights or Offered Shares in the Netherlands to individuals who, or legal entities which, trade or invest in securities in the conduct of a profession or trade (including banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors, and treasury deparments and finance companies of large enterprises.

7.5 Each of InCentive and the Global Coordinator agrees with the Company that any stabilization activities engaged in relating to the offer and sale of Offered Shares shall be performed in accordance with all applicable laws and regulations.



      8.   Undertakings of InCentive

8.1.

           (a) Coordination of Announcements. Between the date hereof and the Settlement Date (both dates inclusive), InCentive will, and will cause its subsidiaries and all other parties acting on its behalf so far as practical, with regard to applicable laws and regulations and the requirements of the SWX, to notify and consult with the Global Coordinator prior to issuing any public announcement concerning, or which is likely to be material in the context of, the offering and distribution of the Offered Shares taken as a whole.

           (b) No Trading of Preemptive Rights with respect to InCentive Shares. InCentive shall not sell its Preemptive Rights with respect to InCentive Shares during the Exercise Period.


      9.   Agreement Among Underwriters

9.1 Lead Underwriter. The Global Coordinator is hereby authorized on behalf of the Underwriters to conduct the negotiation of, and to enter into, any agreements related to this Agreement, and to agree any variation in the terms of performance of this Agreement that, in its reasonable judgment, will not have a material adverse effect on the interest of the of the Underwriters.

9.2 Costs. Each Underwriter shall bear its own costs and expenses incurred in connection with the Offering, except as provided for in
           Section 10 below.

9.3 Representations and Warranties. Each of InCentive and the Global Coordinator hereby gives to each other the same representations and warranties given by the Underwriters to the Company as set forth in
           Section 7.


      10.  Commission / Fees and Expenses

10.1 Commissions of Global Coordinator. In consideration of the obligations undertaken herein by the Global Coordinator the Company covenants and agrees with the Global Coordinator to pay, in addition to its other obligations hereunder, the following commissions (the "COMMISSIONS"):

           (a) a base commission of ______ on the aggregate Offer Price for all Offered Shares (number of Offered Shares times Offer Price) for the managing, structuring and exercising the Offering;

           (b) an underwriting commission of ______ on the Global Coordinator's underwriting commitment of CHF 55'137'120 (= CHF 689'214);

           (c) an incentive commission of ______ on the aggregate Offer Price for all Offered Shares (number of Offered Shares times Offer Price) at the sole discretion of the Company; and

           (d) a reimbursement commission of _____ on the aggregate Offer Price for all Offered Shares (number of Offered Shares times Offer Price) for banking system costs.

           The Global Coordinator is authorized to set off the total amount of the Commissions (including those payable to InCentive) established at that time from the Company's net proceeds and invoice the remaining amounts to the Company at a later time.

10.2 Commission of InCentive. In consideration of the obligations undertaken herein by InCentive the Company covenants and agrees with InCentive to pay, in addition to its other obligations hereunder, an underwriting commission of 1.25% on InCentive's underwriting commitment of CHF 200'000'000 (= CHF 2'500'000).

10.3 Fees and Expenses. The Company covenants and agrees with the Global Coordinator to pay, in addition to its other obligations hereunder, the following:

           (a) all expenses in connection with the preparation, printing and filing of the Offering Circular, listing publications and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters;

           (b) the costs and expenses of the Global Coordinator in connection with the preparation of materials for "road show" presentations to be made to existing shareholders and prospective investors (including, without limitation, costs for one accompanying banker and one sales representative of the Global Coordinator);

           (c) such expenses and listing fees as required in connection with the listing of the Offered Shares on the SWX and the admittance of the Preemptive Rights to trading at the SWX;

           (d) the documented out-of-pocket expenses reasonably incurred by the Global Coordinator in connection with the transaction contemplated by this Agreement;

           (e) the fees and disbursements of the international legal counsel up to USD 700,000 (including advice in connection with the Credit Facility, but not including advice and fees for security arrangements in connection with such Credit Facility, which, to the extent such advice and fees result in USD 700,000 being exceeded, shall be paid by the Company upon being provided with appropriate documentation thereof) and Swiss legal counsel up to USD 100,000 of the Global Coordinator in connection with the Offering, the Credit Facility and the security arrangements thereunder;

           (f) the fees and expenses of its own outside legal counsel, including without limitation patent counsel to the Company, financial and other advisors in connection with the transactions contemplated herein;

           (g) the fees and expenses of the Company's independent accountants for services rendered in connection with the transactions contemplated hereby;

           (h) costs and expenses in connection with the statement and/or recommendation to be obtained by the relevant takeover authorities; and

           (i) all other costs and expenses incident to the performance of its obligations hereunder.


      Such fees and expenses shall be payable upon request of the Global Coordinator as invoiced in accordance with the Mandate Agreement. The Global Coordinator is authorized to set off the total amount of such fees and expenses established at that time from the Company's net proceeds (provided that it has agreed in writing with the Company in advance the amount of such set offs) and the fees payable to InCentive pursuant to
      Section 10.4 and invoice the remaining amounts to the Company at a later time.

      All payments by the Company under this Agreement will be made without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature. If any such deduction or withholding is required by law in any jurisdiction to be made in connection with any such payment, the Company will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made.

10.4 Fees and Expenses of InCentive. The Company covenants and agrees with InCentive to pay, in addition to its other obligations hereunder, CHF 250,000 for fees and expenses of InCentive incurred in connection with the transactions contemplated herein.

11.        Indemnification

11.1 The Company (the "INDEMNIFYING PARTY") undertakes with each of InCentive and the Global Coordinator (for itself, its affiliated companies and on behalf of its employees, directors, officers, and such U.S. persons (if any) who control such Global Coordinator for the purposes of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each an "INDEMNIFIED PARTY") that it will indemnify and hold harmless each Indemnified Party from and against any and all losses, liabilities, costs, claims, damages, expenses or demands

           (including but not limited to, legal costs and expenses) (a "LOSS"), joint or several, which that Indemnified Party may incur or which may be made against that Indemnified Party arising out of or in relation to or in connection with any breach or alleged breach of the representations and warranties of the Company set out in this Agreement or any untrue statement or alleged untrue statement of a material fact contained in the Offering Circular, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse each Indemnified Party on demand an amount equal to such Loss; provided, however, that with respect to both the Global Coordinator and InCentive this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information regarding the Global Coordinator or InCentive in its capacity as Underwriter furnished to the Company by the Global Coordinator expressly for use in the Offering Circular (or any amendment thereto); provided, further, however, that with respect to InCentive this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information regarding InCentive furnished to the Company by InCentive expressly for use in the Offering Circular (or any amendment thereto) . The amount paid or payable to an Indemnified Party as a result of a Loss shall include any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending such claim. This indemnity will be in addition to any liability which the Company may otherwise have.

           Notwithstanding the foregoing, each of InCentive and the Global Coordinator agrees, severally and not jointly, that it will indemnify and hold harmless the Company, its employees, directors, and officers to the same extent as the Company will indemnify and hold harmless the Global Coordinator or InCentive as set out in this Section 11, but only with reference to the information furnished to the Company by each of the Global Coordinator or InCentive, respectively, for use in the Offering Circular.

11.2 If any action, claim or demand shall be brought or asserted against any Indemnified Party hereunder, and with respect to which indemnity may be sought hereunder, such Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall assume the defence thereof, including the employment of legal advisers reasonably satisfactory to such Indemnified Party and payment of all fees and expenses. Any Indemnified Party shall have the right to employ separate legal advisers in any such action and participate in the defence thereof, but the fees and expenses of such legal advisers shall be at the expense of such Indemnified Party unless (i) the employment of such legal advisers shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defence and employ legal advisers or (iii) the named persons to any such action include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised that there may be one or more legal defences available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defence on behalf of such Indemnified Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of legal advisers for all Indemnified Parties (in addition to any local counsel), and that all such fees and expenses shall be reimbursed when they are incurred. In the case of any separate firm of legal advisers for the Indemnified Parties, such firm of legal advisers shall be designated by such Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any such action effected without its written consent but, if settled with the written consent of the Indemnifying Party, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement included an unconditional release of such Indemnified Party from all liability on claims that are the subject of such proceeding.


      12.  Conditions Precedent

           The obligation of the Global Coordinator and of InCentive to subscribe, underwrite and to pay for the Offered Shares is subject to the following conditions precedent:

12.1 Offering Circular. Upon the signing of this Agreement two copies of the Offering Circular shall have been delivered to the Global Coordinator and InCentive, duly signed by the Company.

12.2 Comfort Letter. Immediately preceding the signing of this Agreement, on the Capital Increase Date and on the Settlement Date, there shall have been delivered to the Global Coordinator and InCentive letters, dated the date of this Agreement (or the date of the Offering Circulars), the Capital Increase Date and the Settlement Date, respectively, from PricewaterhouseCoopers AG, auditors to the Company, substantially in the forms set forth in Schedule 12.2.

12.3 Officers' Certificates. On and dated the date of this Agreement, the Capital Increase Date and the Settlement Date, there shall have been delivered to the Global Coordinator and InCentive an officer's certificate of the Company in the form of Schedule 12.3, executed by two duly authorized officers of the Company, signed on behalf of the Company.

12.4 Legal Opinions and Other Documents. On and dated the date of this Agreement (or the date of the Offering Circular), the Capital Increase Date and the Settlement Date, there shall have been delivered to the Global Coordinator and InCentive, each in the agreed form as attached in the Schedules 12.4 (a-f) hereto (provided that (d) and (e) are to be delivered only on the Settlement Date):

                (a) a disclosure letter and a legal opinion from Bar & Karrer, Swiss legal counsel to the Company;

                (b) a legal opinion from Lenz & Staehelin, Swiss legal counsel to the Global Coordinator;

                (c) a 10b-5 letter from Cleary Gottlieb, U.S. legal counsel to the Global Coordinator;

                (d) a legal opinion from Cleary Gottlieb, U.S. legal counsel to the Global Coordinator, regarding the exemption from registration under the Securities Act of the Offered Shares;

                (e) a legal opinion from Weil Gotshal & Manges, U.S. legal counsel to the Company, regarding, among other things, (i) the exemption from registration under the Securities Act of the Offered Shares, (ii) the statements contained in the Offering Circular under the caption "Taxation--United States Federal Income Tax Considerations", insofar as they purport to describe U.S. federal statutes, rules and regulations, and subject to the limitations set forth therein, constitute a fair summary thereof, (iii) the legally valid, binding and enforceable status of the Restricted Deposit Agreement and (iv) "Description of Restricted American Depositary Receipts" sections of the Offering Circular;

                (f) a disclosure letter from Shook, Hardy & Bacon LLP, U.S. legal counsel to the Company; and

                (g) such other resolutions, consents authorities and documents relating to the offer and sale of the Offered Shares, as the Global Coordinator, on behalf of the Underwriters, may reasonably require.

12.5 No Material Adverse Change. At the Capital Increase Date and the Settlement Date, there shall not have occurred any change, or any development or event involving a prospective change, in the business, condition (financial or other), properties, prospects or results of the operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Offering Circular, whether or not arising in the ordinary course of business, which, in the sole discretion of the Global Coordinator (after consultation, if practicable, with InCentive and the Company), is material and adverse and which makes it, in the sole discretion of the Global Coordinator (after consultation, if practicable, with InCentive and the Company), impracticable to or inadvisable to subscribe for and underwrite the Offered Shares on the terms and in the manner contemplated in the Offering Circular.

12.6 SWX Listing. The listing of the Offered Shares on the SWX and the admittance of the Preemptive Rights to trading at the SWX shall have been granted.

12.7 Termination of this Agreement. If any of the conditions set forth in this Section 12 is not satisfied on or prior to the Settlement Date, then the Global Coordinator shall have the right to terminate this Agreement in accordance with Section 13 and 14. The Global Coordinator, on behalf of the Underwriters, may at its discretion, however, waive compliance with the whole or any part of this Section.


      13.  Termination

13.1 Notwithstanding anything contained herein, the Global Coordinator, on behalf of the Underwriters, may, by notice to the Company, terminate this Agreement at any time on or prior to the Settlement Date in any of the following circumstances:

           (a) if there shall have come to the notice of the Underwriters any breach of, or any event rendering untrue or incorrect in any respect, any of the warranties and representations contained in Section 5 or any failure to perform any of the Company's undertakings or agreements in this Agreement;

           (b) if any of the conditions precedent specified in Section 12 has not been satisfied or waived by the Global Coordinator; or

           (c) if, (A) (i) trading generally shall have been suspended or materially limited on or by the SWX, (ii) the relevant authorities shall have declared a general moratorium on commercial banking activities in Switzerland, the United Kingdom or the United Sates, (iii) there shall have occurred a general crisis in international exchange markets or (iv) there shall have occurred any outbreak or escalation of hostilities or any act of terrorism involving the United States, the United Kingdom or Switzerland or the declaration by the United States, the United Kingdom or Switzerland of a national emergency or war or any change in financial markets or any calamity or crisis or any change or development involving a prospective change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that, in the Global Coordinator's judgment (after consultation, if practicable, with InCentive and the Company), is material and adverse or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, the United Kingdom or Switzerland and (B) in the case of any of the events specified in this Section 13.1(c)(A)(i) through (iv) such event, singly or together with any other such event, makes it, in the Global Coordinator's sole judgment, impracticable or inadvisable to subscribe for and underwrite the Offered Shares on the terms and in the manner contemplated in the Offering Circular.

13.2 Survival. Upon such notice being given on or prior to the Settlement Date, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except for obligations and liabilities already incurred or accrued, and except that the Company shall remain liable as provided under Sections 10, 11 and 14(i) provided, however, that the Global Coordinator shall use its reasonable best efforts to transfer to a bank or other financial intermediary the administrative functions it is carrying out in connection with the execution of the transactions contemplated hereby.


      14.  Effects of Termination on Offered Shares

14.1 Event of Non-Completion. If there is a termination of this Agreement prior to the Settlement Date pursuant to Section 12.7 or 13 or if the delivery of the Offered Shares to the Global Coordinator is not completed on the Settlement Date or if the Offering contemplated herein is not consummated for any other reason (each an "EVENT OF NON-COMPLETION") and the Capital Increase has occurred and been registered, then, unless the Company and the Global Coordinator otherwise agree in writing within ten calendar days after the Event on Non-Completion, the following shall apply:

           (a) The Company and InCentive shall cause to be held a shareholders' meeting of the Company in which the shareholders of the Company shall resolve on a reduction of the registered issued share capital of the Company from CHF 354'919'350 to CHF 300'247'110 (the "CAPITAL
                      REDUCTION") by cancellation of the Offered Shares against repayment of the Total Nominal Amount of the Offered Shares to the Underwriters. Prior to such shareholders' meeting, the auditors of the Company shall confirm in writing, pursuant to Article 732 para. 2 of the Swiss Code of Obligations, that the claims of the Company's creditors are covered notwithstanding the Capital Reduction. The Capital Reduction shall be effected in accordance with the provisions of Swiss statutory law, in particular Articles 732 ff. of the Swiss Code of Obligations and shall be consummated at the earliest date possible by entry in the Commercial Register. The proceeds of the Capital Reduction, being CHF 54'672'240 (such amount representing the aggregate par value of the Offered Shares) shall be in the form of a cash payment to be made to the Underwriters having subscribed for such Offered Shares as set forth in
                      Section 1.2.

           (b) If (i) the Capital Reduction is not resolved within 40 business days after the Global Coordinator's request, or
                      (ii) the auditors of the Company have not provided the confirmation referred to in Section 14.1(a) prior to such shareholders' meeting, or (iii) the Capital Reduction has not been recorded in the Commercial Register within 120 calendar days after the Global Coordinator having requested the Capital Reduction, or (iv) the Underwriters have not received the proceeds of the Capital Reduction within 120 calendar days after having requested the Capital Reduction and further provided the Company has not exercised its Call Option pursuant to Section 14.1(c) below and paid to the Underwriters the Total Nominal Amount plus costs and expenses as set out in Section 14.1(d)(ii), then the Global Coordinator and InCentive shall have the right, but no obligation, and always provided that the Capital Reduction has not yet occurred, to sell at their own discretion all or any number of the

                      Offered Shares subscribed by them to a third party. If the aggregate proceeds of such sale exceed the Total Nominal Amount plus costs and expenses as set out in Section 14.1(d)(ii) (the "SURPLUS"), the Company shall be entitled to receive the Surplus.

           (c) Call Option. Before the occurrence of an event described in subsection (i) through (iv) of Section 14.1(b) and further provided that the Capital Reduction has not yet occurred and the Underwriters have not yet received the proceeds of such Capital Reduction, the Company shall have the right (the "CALL OPTION") to request in writing that the Global Coordinator and InCentive deliver the Offered Shares to an account specified by the Company against payment of a total of CHF 54'672'240 plus expenses as set out in Section 14.1(d)(ii).

           (d)        Costs and Expenses. The Company shall bear:

                     (i) all costs incidental to the Capital Reduction, including but not limited to notarization costs, costs of the Commercial Register and costs of publication of the Capital Reduction;

                     (ii) the costs of the Global Coordinator and InCentive
                          incurred in connection with the Capital Reduction respectively the Call Option (including, but not limited, to (I) taxes, (II) default interest at the statutory rate of 5%, calculated on a 30/360 basis from the date of the Event of Non-Completion until the date of payment of proceeds to the Underwriters, and
                          (III) reasonable out-of-pocket expenses of the Underwriters and their respective counsels).

           (e) If an Event of Non-Completion occurs after the registration of the Capital Increase and before the Settlement Date, the Global Coordinator, having paid the Total Nominal Amount of all the Offered Shares in accordance with Section 1.3(a), shall debit InCentive's cash account no. 230-P0448910.0 (at UBS AG, Zurich, bank clearing no. 230) in the amount of the nominal value of each Offered Share subscribed for by InCentive and deliver in return the respective number of Offered Shares into InCentive's share deposit no. 230-P0448910.0 (at UBS AG, Zurich, bank clearing no. 230).


           The Company further undertakes to indemnify the Global Coordinator and InCentive for, and to hold the Global Coordinator and InCentive harmless from, any costs, expenses, third party claims and liabilities, actual or contingent, that may be incurred by or made against the Global Coordinator, InCentive or any third party in connection with the Capital Reduction.



14.2 If an Event of Non-Completion occurs after the Global Coordinator having deposited the Total Nominal Amount but before registration of the Capital Increase, the Company shall procure that the Total Nominal Amount plus accrued interest, if any, on such amount, while deposited with ZKB is refunded to the Global Coordinator upon first demand as soon as possible.


      15.  Notices

           Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by mail or facsimile transmission:

           to the Company at:

           Centerpulse Ltd.
           Andreasstrasse 15
           CH-8050 Zurich

           Attn.: Christian Stambach/Marcel Bauckhage
           Facsimile:+41 1 306 96 97


      to InCentive at:

           InCentive Capital AG
           c/o InCentive Asset Management AG
           Todistrasse 36
           CH-8002 Zurich

           Attn.: Rene Braginsky / Thomas Wyler
           Facsimile:+41 1 205 93 05


      to the Global Coordinator at:

           UBS Warburg
           Europastrasse 1
           CH-8152 Ofpikon

           Attn.: CFCM Legal
           Facsimile:+41 1 239 48 09


      16.  Changes and Amendments to This Agreement

           Changes and amendments to this Agreement, including this Section 16 will only be valid if made in writing and signed by each of the Company, InCentive and the Global Coordinator.

      17.  Applicable Law and Jurisdiction

17.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland.

17.2 Jurisdiction. Each of the Company, InCentive and the Global Coordinator hereby agrees to the venue of Zurich 1 and irrevocably submits to the non-exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht Zurich), with reserve of appeals to the Swiss Federal Supreme Court (Schweizerisches Bundesgericht) to settle any disputes which may arise out of or in connection with this Agreement or the transactions contemplated thereby. Irrespective of the foregoing, the Underwriters shall have the right to initiate legal proceedings against the Company before any other court in which any suit, action or other proceedings of any type whatsoever has been brought against any of the Underwriters.

So Agreed as of September 27, 2002:


THE COMPANY:

CENTERPULSE LTD.

By:                                           By:
    ----------------------------                  ------------------------------
Name:                                            Name:
Title                                            Title:




INCENTIVE:

INCENTIVE CAPITAL AG

By:                                           By:
    ----------------------------                  ------------------------------
Name:                                            Name:
Title                                            Title:





THE GLOBAL COORDINATOR:

UBS AG ACTING THROUGH ITS BUSINESS GROUP UBS WARBURG

By:                                           By:
    ----------------------------                  ------------------------------
Name:                                            Name:
Title                                            Title: